Exhibit 99.1

President and CEO Dan Schulman Announces Intention to Retire from PayPal at Year-End

Board to Initiate Search for Successor

SAN JOSE, Calif., February 9, 2023 – PayPal Holdings, Inc. (NASDAQ: PYPL) today announced that President and CEO Dan Schulman has informed the Board of Directors of his intention to retire from PayPal on December 31, 2023, and that he will work with the Board on a smooth leadership transition. Schulman will continue to serve on the Board of Directors. The Board will retain a search firm to help find Schulman’s successor.

“I’m proud of what we have accomplished at PayPal and of the incredibly talented and committed people I work with every day,” said Schulman. “Together, we have reimagined financial services and e-commerce, and worked to improve the financial health of our customers. PayPal makes a difference every day for its customers and communities and the Company is positioned for a great future. It has been a huge privilege to have the opportunity to lead this great company for the past 8 1/2 years. However, I’m at a point in my life where I want to devote more time to my passions outside the workplace. I remain 100 percent committed to working closely with the Board and my eventual successor for a smooth transition and to ensure we keep our positive momentum on track.”

John Donahoe, Chairman of the PayPal Board, stated, “Dan has made an extraordinarily positive and lasting impact on PayPal and our people. His decision to retire marks the end of a remarkable run that has seen impressive accomplishments in establishing PayPal as one of the world’s most trusted brands and as the leader in democratizing the management and movement of money. He has delivered for our shareholders and other stakeholders. On behalf of the entire Board, I want to thank Dan for his service to date and his commitment to support a smooth transition.”

Schulman joined PayPal in 2014 to lead the Company as an independent public company following its separation from eBay. Under his leadership, PayPal’s market cap growth has outpaced the S&P 500. Revenues increased from $9.2 billion in 2015 to $27.5 billion in 2022, with total active accounts more than doubling to over 430 million in 200 markets. Total payment volume grew 5X from $288 billion in 2015 to $1.36 trillion in 2022. Under Schulman’s leadership, PayPal introduced customer choice and expanded PayPal’s partnerships and impact throughout the global payments ecosystem. Schulman was recognized for introducing a groundbreaking employee financial wellness program that strengthened the financial security of PayPal’s employees and for initiating and fulfilling PayPal’s leading commitment to invest $535 million in closing the racial wealth gap and advance racial equity in the United States.

During Schulman’s tenure, PayPal has been named as one of the top companies on JUST Capital and Forbes’ JUST 100 list, ranked as one of the world’s most trusted brands, and in 2022 was listed first on Fortune’s Companies that Change the World list. Schulman’s leadership impact has been recognized throughout his tenure at PayPal. In 2022, he received the Committee for Economic Development (CED) Distinguished Leadership Award and was honored by One Hundred Black Men of New York with the 2022 Excellence in Economic Empowerment Award. In 2021, Schulman was ranked third on Fortune’s list of the World’s Greatest Leaders and awarded Luxembourg’s Order of the Oak Crown honor, presented by Prime Minister Xavier Bettel. In 2020, Schulman received the Robert F. Kennedy Human Rights Ripple of Hope Award. In 2019, Schulman was recognized by Endeavor Global for his work to support entrepreneurs around the globe. He received Visionary Awards from the Financial Health Network in 2018 and the Council for Economic Education for his promotion of economic and financial literacy. Schulman has frequently been recognized by Fortune as one of the top 20 Businesspersons of the Year, has been named one of the top 100 Most Creative People by Fast Company and, in 2019, he was named one of Glassdoor’s Top 50 CEOs.

Schulman serves on the World Economic Forum’s International Business Council, Board of Governors, and Board of Stewards for the Future of Financial and Monetary Systems, and on the Board of Directors of the Business Roundtable. He also serves on the International Advisory Council of the Singapore Economic Development Board.

PayPal will host a conference call to discuss its fourth quarter and full year 2022 results at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) on February 9, 2023.

About PayPal

PayPal has remained at the forefront of the digital payment revolution for more than 20 years. By leveraging technology to make financial services and commerce more convenient, affordable, and secure, the PayPal platform is empowering hundreds of millions of consumers and merchants in more than 200 markets to join and thrive in the global economy. For more information, visit https://www.paypal.com.

Investor Relations Contacts:

Gabrielle Rabinovitch, grabinovitch@paypal.com

Ryan Wallace, ryanwallace@paypl.com

Media Relations Contacts:

Amanda Miller, amanmiller@paypal.com

Josh Criscoe, jcriscoe@paypal.com